Item 77C


                         DREYFUS MUNICIPAL INCOME, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 20, 2005


     On May 20, 2005, shareholders voted as indicated below with regard to the following proposals:

     To elect two Class III Directors to serve for a three-year term for the Fund and until their successors are duly elected and qualified.


                              FOR               AUTHORITY WITHHELD

Joseph S. DiMartino         18,280,690              543,164
George L. Perry             3,595                   8